Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment (this “First Amendment”) to Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 3, 2013, by and among TranS1 Inc., a Delaware corporation (“TranS1”), RacerX Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of TranS1 (“Transitory Subsidiary”), Baxano, Inc., a Delaware corporation (“Baxano”), and Sumeet Jain and David Schulte, solely as the Securityholder Representatives following appointment pursuant to Section 10.14(a) of the Merger Agreement, shall be effective April 10, 2013 (the “Effective Date”). Terms that are used herein with initial capital letters and that are not otherwise defined shall have the meanings given to them in the Merger Agreement.

BACKGROUND

TranS1, Transitory Subsidiary, Baxano, and the Securityholder Representatives (collectively, the “Parties”) previously entered into the Merger Agreement on March 3, 2013.

The Parties desire to amend the Merger Agreement as described herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.          Extension of Outside Date. Section 9.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with a new Section 9.1(b) that reads as follows:

by either TranS1 or Baxano if the Merger shall not have been consummated by May 31, 2013 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

2.          Bridge Financing.

(a)          The Parties acknowledge and agree that each of the Baxano Board and the TranS1 Board have approved an arrangement whereby TranS1 may provide up to $2,500,000 of bridge financing to Baxano for its working capital needs through the Effective Time. Pursuant to the arrangement, from time to time prior to the Effective Time, Baxano may request that TranS1 provide bridge financing for specified budget items. TranS1 may agree in its reasonable discretion to fund all or any portion or none of such requested amount, and the Company may in its discretion make appropriate adjustments to its budget as requested by TranS1.

(b)          TranS1 hereby confirms that, subject to the aggregate $2,500,000 limit approved by the TranS1 Board, and further subject to paragraph 2(c) below, and provided further that neither Baxano nor TranS1 has delivered any notice of termination under Section 9.1 of the Merger Agreement, if Baxano and TranS1 agree that TranS1 will provide the requested amount to fund the items included in the budget included with Baxano’s request, including any agreed adjustments, then TranS1 will loan Baxano such agreed amount and the closing will take place as soon as practicable thereafter or on such other date as TranS1 and Baxano may mutually agree. At the closing of such loan, Baxano will issue a promissory note (each, a “Bridge Note”) to TranS1 to evidence the loan amount in the form attached hereto as Attachment A.

(c)          Prior to the first closing of any such bridge financing, (i) TranS1 and Baxano shall execute a subordination agreement with Oxford Finance LLC substantially identical to the form of subordination agreement previously executed by the Noteholders and Baxano with Oxford Finance LLC providing that the Bridge Notes held by TranS1 shall be subordinate in right of payment to amounts due under the Oxford/SVB Loan Documents, and (ii) TranS1, Baxano and the Noteholders shall execute a subordination agreement substantially identical to the form agreed by the parties.

3.          The terms and conditions of the Merger Agreement shall continue in full force and effect except as modified by this First Amendment.

[signature page follows]

[Signature Page to First Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each Party hereto has executed or caused this First Amendment to be executed on its behalf as of the date first written above.

TRANS1 INC.

By:	/s/ Ken Reali

Name: Ken Reali

Title: President and Chief Executive Officer

RACERX ACQUISITION CORP.

By:	/s/ Ken Reali

Name: Ken Reali

Title: President and Chief Executive Officer

BAXANO, INC.

By:	/s/ Anthony Recupero

Name: Anthony Recupero

Title: President and Chief Executive Officer

SECURITYHOLDER REPRESENTATIVES

By:	/s/ Sumeet Jain
Sumeet Jain

By:	/s/ David Schulte
David Schulte

CONFIDENTIAL

ATTACHMENT A

Form of Bridge Note

THIS NOTE IS SUBJECT TO THAT CERTAIN SUBORDINATION AGREEMENT, DATED [__] 2013, AMONG TRANS1 INC. AND OXFORD FINANCE LLC, THE TERMS OF WHICH WERE APPROVED BY THE COMPANY.

PROMISSORY NOTE

PN-__

$_________________	[__], 2013

San Jose, California

FOR VALUE RECEIVED, BAXANO, INC., a Delaware corporation (the “Company”), promises to pay to the order of TranS1 Inc., a Delaware corporation having a business address at 110 Horizon Drive, Suite 230, Raleigh, North Carolina 27615, or its assigns (the “Holder”), the principal sum of _____________ ($______________) with interest on the outstanding principal amount at the rate of 6.00% per annum (computed on the basis of actual calendar days elapsed and a year of 365 days) compounded annually or at the highest rate of interest then permitted under applicable law, if less. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in accordance with the provisions hereof. In the event that any interest is paid on this Promissory Note (this “Note”) which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

1.          Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Agreement” shall mean that certain Note and Warrant Purchase Agreement (the “Agreement”) dated as of March 7, 2012, by and among the Company and the investors set forth in the Schedule of Investors attached thereto as Exhibit A.”

“Equity Securities” shall mean any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable or exchangeable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

“Investor Notes” shall mean the convertible promissory notes issued pursuant to the terms of the Agreement.

“Qualified Financing” shall mean the sale by the Company of shares of Equity Securities in one or more transactions to venture capital, institutional or private investors, including at least one such investor that is not an existing noteholder or stockholder of the Company, for aggregate cash proceeds to the Company of not less than $15,000,000 (excluding any amount invested by cancellation or conversion of the indebtedness represented by the Investor Notes).

“Qualified Financing Securities” shall mean the securities issued in a Qualified Financing.

2.          Maturity Date. Unless sooner paid in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on demand by the Holder any time on or after September 7, 2013 (the “Maturity Date”).

3.          Payments.

(a)          Form of Payment. All payments of interest and principal shall be in lawful money of the United States of America to Holder, at the address specified in the first paragraph of this Note, or at such other address as may be specified from time to time by Holder in a written notice delivered to the Company. All payments shall be applied first to accrued interest, and thereafter to principal.

(b)          Prepayment. No prepayments shall be permitted without the written consent of the Holder.

4.          Acceleration of Note.

(a)          Acceleration Upon Qualified Financing. All principal and accrued interest under this Note and any other amounts payable hereunder, shall be due and payable upon the consummation of a Qualified Financing.

(b)          Treatment Upon Acquisition.

(i)          Except as set forth in Section 5, in the event that the Company sells, conveys or otherwise disposes of all or substantially all of its assets or is acquired by way of a merger, consolidation, reorganization or other transaction or series of transactions pursuant to which stockholders of the Company prior to such acquisition own less than fifty percent (50%) of the voting interests in the surviving or resulting entity (an “Acquisition”) and the Investor Notes are canceled, terminated, paid off or converted in connection with such Acquisition, then this Note shall, at the consummation of such Acquisition, be cancelled and exchanged for the right to receive consideration, in cash or securities of the acquirer (with a value calculated as set forth in the definitive Acquisition agreement), in the amount of the then outstanding principal and unpaid accrued interest under this Note (less any amount agreed by the Company to be withheld in escrow to satisfy potential indemnification claims or to fund any post-closing adjustments under the definitive Acquisition agreement). Holder hereby agrees to irrevocably appoint a representative determined by the stockholders of the Company as the representative, agent, proxy and attorney in fact of and for Holder for all purposes under the definitive Acquisition agreement as if Holder were a stockholder of the Company. Holder hereby also agrees, in exchange for the consideration to be paid as set forth above, to be bound by the definitive Acquisition agreement to the same extent as if Holder were a stockholder of the Company.

(ii)         In the event of an Acquisition in connection with which the Investor Notes remain outstanding and are not canceled, terminated, paid off or converted as described in Section 4(b)(i), then all principal and accrued interest under this Note and any other amounts payable hereunder, shall be due and payable upon consummation of such Acquisition.

5.          Cancellation of Note. The Note shall be cancelled without consideration, repayment, or any other right of Holder to be repaid or otherwise compensated hereunder, immediately prior to the effective time of the merger contemplated by that certain Agreement and Plan of Merger among the Holder, the Company, RacerX Acquisition Corp., and Sumeet Jain and David Schulte as the Securityholder Representatives, dated as of March 3, 2013 (the “Merger Agreement”).

6.          Use of Proceeds. The proceeds of the Note shall be used solely as set forth in the budget attached hereto as Exhibit A (the “Budget”), with such exceptions as may be approved in writing by the Chief Financial Officer of the Holder. None of the proceeds of this Note shall be used for Transaction Expenses (as defined in the Merger Agreement) except as may be expressly approved in writing by the Chief Financial Officer of the Holder. If any portion of the proceeds of this Note is used to pay Transaction Expenses, then such Transaction Expenses nevertheless shall be deemed to be unpaid immediately prior to the effective time of the merger for purposes of Section 2.11 of the Merger Agreement.

7.          Accounting Reports. The Company shall provide a weekly (or more frequently as reasonably requested by the Holder) accounting, in form and substance reasonably acceptable to the Holder, to the Holder’s Chief Financial Officer regarding the Company’s current cash position and demonstrating the Company’s use of proceeds of the Note consistent with the Budget or as approved in writing by the Chief Financial Officer of the Holder.

8.          Events of Default.

(a)          Definition. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(i)          any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise;

(ii)         any Event of Default (as such term is defined under the Investor Notes) has occurred under the Investor Notes and the Majority Holders (as such term is defined under the Agreement) elect in writing to declare all indebtedness under the Investor Notes due and payable; or

(iii)        the Company shall (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property if such appointment is not terminated or dismissed within thirty (30) days, (C) make an assignment for the benefit of creditors, (D) be adjudicated as bankrupt or insolvent, (E) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (F) become subject to any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code.

(b)          Consequences of Events of Default.

(i)          If an Event of Default occurs, all indebtedness under this Note shall become due and payable, and upon such election the Company shall immediately pay to Holder all such amounts. The Company agrees to pay Holder all reasonable out-of-pocket costs and expenses incurred by Holder in any effort to collect indebtedness under this Note, including reasonable attorney fees, and to pay interest at the highest rate permitted by applicable law on such costs and expenses to the extent not paid when demanded.

(ii)         Holder shall also have any other rights which Holder may have been afforded under any contract or agreement at any time and any other rights which Holder may have pursuant to applicable law.

9.          Lost, Stolen, Destroyed or Mutilated Notes. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Note.

10.         Governing Law. This Note is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Note shall be resolved exclusively as described in Sections 10.12 and 10.13 of the Merger Agreement.

11.         Amendment. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

12.         Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 10.3 of the Merger Agreement.

13.         Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[signature page follows]

[Signature Page to Promissory Note]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

BAXANO, INC.

By:

Anthony Recupero

President and Chief Executive Officer

Acknowledged and Agreed:

HOLDER

TRANS1 INC.

By:

Ken Reali
President and Chief Executive Officer

Exhibit A

Budget

[To be inserted]